Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-262012 on Form S-3 and Registration Statement Nos. 333-259060, 333-248421, 333-182120, 333-140713, 333-102385 and 333-100656 on Form S-8 of our reports dated March 28, 2024, relating to the financial statements and financial statement schedule of DICK’S Sporting Goods, Inc. and subsidiaries and the effectiveness of DICK’S Sporting Goods, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of DICK’S Sporting Goods, Inc. and subsidiaries for the year ended February 3, 2024.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
March 28, 2024